Exhibit 10.1

MILESTONE AND RETENTION BONUS AGREEMENT

This Milestone and Retention Bonus Agreement (the “Agreement”), dated February [•], 2026 (the “Effective Date”), by and between you and BioXcel Therapeutics, Inc. (the “Company”) establishes the terms of a bonus for your contributions to the Company.

1.             Bonus. Subject to the terms and conditions set forth in this Agreement, the Company shall pay to you a bonus in the aggregate amount of [$225,000][$650,000], subject to all required federal, state, and local tax and other withholding (the “Bonus”). The Bonus will be paid to you as follows and subject to the terms and conditions set forth in this Agreement:

a.             $[150,000][$325,000] (the “Initial Bonus Payment”) shall be paid to you as a single lump sum cash payment upon execution of this Agreement; and

b.             $[150,000][$325,000] (the “Final Bonus Payment”) shall be paid to you as a single lump sum cash payment on April 15, 2026 (the “Final Bonus Payment Date”), provided that (i) you remain actively employed and in good standing with the Company from the Effective Date through such date and (ii) there is not a Default or an Event of Default as of such date under the Credit Agreement and Guaranty, by and among the Company, Oaktree Fund Administration, LLC, the Subsidiary Guarantors from time to time party thereto and the Lenders from time to time party thereto, dated April 19, 2022, as amended from time to time; provided, further, if there is a Default or an Event of Default as of such date that is subsequently cured or waived, you shall be eligible to receive the Final Bonus Payment on such date the Default or Event of Default is cured or waived.

2.             Accelerated Retention Bonus Payment. Notwithstanding anything to the contrary in this Agreement, if (i) the Company raises at least $25 million in capital after the Effective Date or (ii) if a Change of Control (as defined in the BioXcel Therapeutics, Inc. 2020 Incentive Award Plan) or other material transaction of the Company, as determined in the Company’s Board of Director’s (the “Board”) sole discretion, occurs prior to the Final Bonus Payment Date, then you will be eligible to receive the Final Bonus Payment in a single lump sum cash payment as part of the Company’s next regularly scheduled payroll following the closing of such transaction, provided that you remain actively employed and in good standing with the Company from the Effective Date through and including the closing date for such transaction.

3.             Forfeiture and Repayment. If your employment with the Company is terminated for Cause or you resign from your employment with the Company without Good Reason prior to the Retention Date, you agree that you must repay the full amount of the Bonus actually received to the Company within 15 days of your final day of employment with the Company.

“Good Reason” shall mean without your express written consent any of the following: (a) a significant reduction of your salary, duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or the removal of you from such position, duties or responsibilities; (b) any action or inaction that constitutes a material breach by the Company or any successor to the Company of its obligations to you under this Agreement or any other agreement between you and the Company, or (c) a relocation of your worksite by more than 25 miles.

“Cause” shall mean any of the following: (i) a material breach or material default (including, without limitation, any material dereliction of duty) by you of this Agreement or any agreement between you and the Company, or a repeated failure by you to follow the lawful direction of the Company’s Board of Directors (the “Board”); (ii)  gross negligence, willful misfeasance or breach of fiduciary duty to the Company; (iii)  commission an act or omission involving fraud, embezzlement, misappropriation or dishonesty in connection with your duty to the Company; or (iv) your conviction of, indictment for, or pleading guilty or nolo contendere to, any felony or other crime involving fraud or moral turpitude.  For purposes of this subsection, no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, in bad faith and without reasonable belief that your action or omission was in the best interest of the Company.  Any determination of whether Cause exists shall be made by the Board in its sole and absolute discretion; provided, however, that before a termination for Cause pursuant to Section 1(b) is effective, you will be given written notice of the particular circumstances constituting the basis for the termination for Cause and thirty (30) calendar days to cure those particular circumstances.

“Retention Date” shall mean (A) December 31, 2026 if the entire Bonus has been paid and (B) September 30, 2026 if only the Initial Bonus Payment has been paid.

4.             Employment; Incentive Compensation. This Agreement does not negate or change other aspects of your current compensation package, which will continue to be paid in accordance with the Company’s normal payroll procedures, or any other agreements with the Company. This Agreement is not a contract of employment for a specific term and does not otherwise alter the terms of your employment with the Company. You acknowledge and agree that the payments described herein are not compensation for services and do not constitute earned wages.

5.             Section 409A of the Code. The intent of the parties is that the Bonus payment (if any) under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (“Section 409A”), and the Agreement shall be interpreted accordingly. However, in no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you under Section 409A of the Code. For purposes of Section 409A, your right to receive any installment or bonus payments pursuant to this Agreement is treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company.

6.             General Terms.

a.             No Right to Employment; Benefits. This Agreement does not and shall not confer upon you any right to be retained in any position, as an employee of the Company or alter your employment status with the Company. The value of the Bonus is not part of your normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

b.             Entire Agreement; Assignment. This Agreement constitutes the complete understanding between the Company and you regarding the subject matter of this Agreement and supersedes all prior representations and understandings, whether oral or written, with regard to its subject matter. The Company may assign this Agreement at its discretion. You may not assign your rights or obligations under this Agreement without the Company’s prior written consent.

c.             Voluntary Assent. You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

d.             Governing Law. This Agreement shall be governed by the laws of the State of Connecticut without regard to conflicts of law provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court in the State of Connecticut (or, if appropriate, a federal court located therein), and you consent to the jurisdiction of such a court.

e.             Counterparts; Electronic and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered electronically (including by transmission of .pdf files) and by facsimile and, upon such delivery, such signatures will be deemed to have the same effect as if the original signature had been delivered to the other party.

f.             Modification. This Agreement may not be modified, altered or amended, except by written agreement signed by the Company and you.

The parties hereto confirm their agreement by the signatures shown below.

BioXcel Therapeutics, Inc.

Peter Mueller	[•]
Chairman of the Board of Directors

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